Exhibit 99.1

iGATE Reports Second Quarter 2009 Earnings

Strong Earnings Growth in a Challenging Environment

Fremont, California July 21, 2009 – iGATE Corporation (NASDAQ:IGTE) an integrated technology and operations (iTOPS) company announced today its financial results for the second quarter of fiscal year 2009, ended June 30, 2009.

Second quarter financial highlights

•	Diluted earnings from continuing operations of $0.11 per share compared to $0.13 per share made in the corresponding quarter last year

•	Revenue from continuing operations of $46.8 million compared to $56.2 million made in the corresponding quarter previous year

•	3 new customers added during the quarter

•	6,430 employees as of June 30, 2009 compared to 6,402 in the same period last year

“We grew revenue and profit for the quarter in a difficult economic environment,” said Phaneesh Murthy, CEO. “With the market conditions continuing to be challenging, we are digging deep to help our clients reach the next level of efficiencies and values.”

“We had a better operating margin for our second quarter due to revenue growth and effective cost controls,” said Sujit Sircar, Chief Financial Officer. “Our focus on cost containment and increasing liquidity in the balance sheet continues. The volatile global currency markets are still a cause of concern.”

Second quarter operating results

Revenue from continuing operations for the quarter was $46.8 million, compared to $44.8 million in the previous quarter and $56.2 million in the same period last year. Gross profit margin increased to 38.2% from 35.3% in the corresponding quarter last year.

Operating income for the quarter was $7.2 million up from $5.6 million in the previous quarter and $7.1 million in the same period last year. Operating margin has gone up to 15.3% of revenue from 12.6% in the corresponding quarter last year.

Net income from continuing operations was $6.1 million, or $0.11 per diluted share, compared to $ 5.0 million or $0.09 per diluted share in the previous quarter and $7.4 million or $0.13 per diluted share in the same quarter last year. The net margin was 12.9% as against 13.2% in the corresponding quarter last year.

For the six months ended June 30, 2009, the Company generated operating cash flow of $19.8 million and ended the quarter with $75.3 million in cash and short-term investments.

Key customer wins and significant projects executed during the quarter

A leading North American mining and metal company selected iGATE as its partner. We will initially assist in support and development activities adding capacity and ERP expertise, with a longer term view towards assisting the client improve their services by implementing a support desk tool for ticketing and managing its support desk function.

One of the business units of a leading US based financial service firm engaged iGATE to identify processes that could be improved and / or moved off-shore for cost savings. Through our proprietary pH Matrix (an Enterprise Process Optimization methodology), we are helping the client to systematically determine the strategic location of processes, which we expect to result in substantial business processes improvements and cost savings for the client.

iGATE is building a new platform for a wealth management analytics firm. Built using the latest technology architecture the new platform will enable the client to increase revenue by servicing much larger 401(k) plans, with minimal expenses.

A Fortune 500 Healthcare company chose iGATE as a primary technology services vendor. iGATE’s global delivery model will help the client in reducing the time-to-market of their application development initiatives. The partnership will also enable the client to further enhance the application support SLAs by using iGATE’s expertise.

A leading consumer packaged goods (CPG) company sought our services to restructure its business model by merging two newly acquired large entities and integrating the business processes. iGATE is working with the client to develop a global shared services strategy and an integrated technology and operational framework. The client has also engaged us to support their web related initiatives.

Change in Composition of the Board of Directors

As a greater commitment to corporate governance and to align future directors more closely with the vision and direction of the company, veteran financial services executive Martin G. McGuinn was inducted to the Board of Directors, while directors Michel Berty and Ed Yourdon resigned after over 10 years on the Board.

“We thank Michel and Ed for their contributions during their long tenure on the board. We will miss their good counsel,” said Phaneesh Murthy, CEO.

Important events during the quarter

•	Ranked #14 in the Top 50 Best Managed Vendor by the 2009 Black Book of Outsourcing, a substantial increase from its #30 position in 2008

•	Ranked among the Best 20 Leaders in Discrete Manufacturing and Insurance, in 2009 Global Outsourcing 100 by The International Association of Outsourcing Professionals (IAOP)

•	Ranked among the Best 20 Leading providers of Outsourcing Services in Canada by The International Association of Outsourcing Professionals (IAOP)

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iGATE’s Annual Report 2008, won Bronze Awards in two categories from the League of American Communications Professionals LLC (LACP), with an overall score of 92 /100 indicating a “superb annual report”.

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CRISIL, an S&P company has assigned a corporate credit rating of ‘CCR AA’ to iGATE Global Solutions Ltd (IGS), the wholly owned operating subsidiary of iGATE. The rating reflects iGATE’s moderate business risk profile marked by average market position and improving operating efficiencies, favorable financial risk profile, and adequate liquidity.

Conference Call and Webcast

iGATE will host a telephonic conference call to discuss the company’s second quarter financial results at 09.00 am Eastern Time (USA) on Wednesday, July 22, 2009. A live webcast of this conference call will be available on our web site www.igate.com. The webcast will remain available for replay until July 29, 2009.

About iGATE

iGATE (NASDAQ:IGTE) is the first outsourcing solutions provider to offer a business outcome based pricing model through a fully integrated technology and operations (iTOPS) structure with global service delivery. iGATE works with clients to optimize their businesses, secure substantial and sustainable year on year cost benefits and tie costs to business needs and results. iGATE provides IT consulting; application development and maintenance; data warehousing; business intelligence solutions; ERP/ enterprise solutions; BPO/business service provisioning; infrastructure management; independent verification and validation; KPO and contact center services. The company has been assessed at CMMI Level 5, follows Six Sigma methodologies, is COBIT, ISO 9001 and ISO 27001 certified, ensuring the highest levels of quality and data security. iGATE has 34 offices in 16 countries and manages global delivery centers in Mexico, Australia, Malaysia and India. iGATE is rated as a leading employer in India. For more information, please visit www.igate.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2008.

Investor Contact:

Salil Ravindran

+1 510-896-3015

salil.ravindran@igate.com

Media Contact:

Rathnam Subramanyam

+1 510-402-7354

pr@igate.com

iGATE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	June 30, 2009 (unaudited)	December 31, 2008 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$24,264	$30,878
Short-term investments	51,044	34,601
Accounts receivable, net	26,613	33,778
Unbilled revenues	9,715	6,787
Prepaid expenses and other current assets	3,641	4,184
Prepaid income taxes	3,191	3,300
Deferred tax assets	32	32
Receivable from Mastech Holdings Inc.	87	742

Total current assets	118,587	114,302

Deposits and other assets	4,276	3,986
Property and equipment, net	37,237	34,490
Deferred tax assets	5,194	5,016
Goodwill	29,657	29,179
Intangible assets, net	2,395	2,920

Total assets	$197,346	$189,893

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,033	$1,785
Accrued payroll and related costs	13,040	13,146
Accrued expenses	12,188	12,024
Deferred income taxes	199	471
Foreign exchange derivative contracts	5,001	7,468
Other current liabilities	3,602	3,874
Restructuring reserve	125	271
Deferred revenue	959	766

Total current liabilities	36,147	39,805

Other long-term liabilities	946	882
Foreign exchange derivative contracts, long term	186	3,134

Total liabilities	37,279	43,821

Shareholders’ equity:
Common Stock, par value $0.01 per share	554	551
Common stock in treasury, at cost	(14,714)	(14,714)
Additional paid-in capital	176,118	173,198
Retained earnings	20,710	15,613
Accumulated other comprehensive loss	(22,601)	(28,576)

Total shareholders’ equity	160,067	146,072

Total liabilities and shareholders’ equity	$197,346	$189,893

iGATE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars and shares in thousands, except per share data)

(unaudited)

	Three Months ended,		Six Months ended,
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues	$46,831	$56,241	$91,640	$111,880
Cost of revenues	28,943	36,402	57,662	71,677

Gross margin	17,888	19,839	33,978	40,203
Selling, general and administrative	8,852	10,329	17,438	22,270
Depreciation and amortization	1,867	2,424	3,770	5,340

Income from operations	7,169	7,086	12,770	12,593
Other (expense) income, net	(987)	919	(1,740)	2,229
Minority interest	—	(78)	—	(371)
Equity in income of affiliated companies	—	—	—	2

Income before income taxes	6,182	7,927	11,030	14,453
Income tax expense (benefit)	126	480	(27)	580

Income from continuing operations	6,056	7,447	11,057	13,873
Income from discontinued operations, net of taxes	—	961	—	1,943

Net income	$6,056	$8,408	$11,057	$15,816

Basic earnings per share from continuing operations
Common stock	$0.11	$0.14	$0.20	$0.25
Unvested restricted stock	$0.11	$0.14	$0.20	$0.25

Basic earnings per share from discontinuing operations
Common stock	$—	$0.02	$—	$0.04
Unvested restricted stock	$—	$0.02	$—	$0.04

Diluted earnings per share from continuing operations	$0.11	$0.13	$0.20	$0.25
Diluted earnings per share from discontinuing operations	$—	$0.02	$—	$0.04

Weighted average common shares outstanding, Basic	54,264	53,774	54,224	53,717

Weighted average dilutive common equivalent shares outstanding	55,439	55,359	55,290	55,254